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                        Consent of Independent Auditors
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The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia


         We consent to the use of our report dated November 16, 2001 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the State Street Acquisition Apartment Properties for the twelve month period ended August 31, 2001, for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc.

                                             /s/ L.P. Martin & Company, P.C.


Richmond, Virginia
November 16, 2001